UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 14, 2009

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	1-10934	39-1715850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 LOUISIANA, SUITE 3300, HOUSTON, TEXAS 77002

(Address of Principal Executive Offices) (Zip Code)

(713) 821-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02—Unregistered Sale of Equity Securities.

On October 14, 2009, Enbridge Energy Partners, L.P. (the “Partnership”) effected the conversion of all of its outstanding Class C units into Class A common units in accordance with the terms of the Partnership’s Fourth Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”). The conversion became effective upon the determination by Enbridge Energy Company, Inc., the general partner of the Partnership (the “General Partner”), that the converted Class C units would have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of the Partnership’s outstanding Class A common units. The General Partner made this determination after adjustments were made to the capital accounts of the limited partners of the Partnership in connection with the private placement of Class A common units described below.

The Class C units converted on a one-for-one basis, resulting in the issuance of 21,333,273 Class A common units and a cash payment of $123.21 for the 2.608092 remaining fractional units. The Class A common units were issued pursuant to the terms of the Partnership Agreement without any investment decision required of the holders and thus did not constitute a “sale” within the meaning of the Securities Act of 1933 (the “Securities Act”). In addition, because the Class A common units were issued in exchange for an existing security of the Partnership and no commission or other remuneration was paid or given directly or indirectly for soliciting the conversion, the Class A common units are securities included in the exemption from registration provided by Section 3(a)(9) of the Securities Act.

In order to facilitate the conversion of the Class C units described above, on October 14, 2009, the Partnership issued and sold 21,245 Class A common units to the General Partner in a private placement under Section 4(2) of the Securities Act for an aggregate purchase price of approximately $1 million, or $47.07 per unit, the closing price of the Class A common units on the New York Stock Exchange on October 13, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P.
(Registrant)

	By:	Enbridge Energy Management, L.L.C.
as delegate of Enbridge Energy Company, Inc., its General Partner

Date: October 15, 2009	By:	/S/ STEVE NEYLAND
Steve Neyland
Controller
(Duly Authorized Officer)